As filed with the Securities and Exchange Commission on September 4, 2009
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GENTA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0326866 (IRS Employer Identification No.)

200 Connell Drive
Berkeley Heights, NJ  07922
(Address of principal executive offices) (Zip Code)

GENTA INCORPORATED 2009 STOCK INCENTIVE PLAN
(Full title of the Plan(s))

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer
Genta Incorporated
200 Connell Drive
Berkeley Heights, NJ  07922
 (Name and address of agent for service)

(908) 286-9800
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Genta Incorporated 2009 Stock Incentive Plan Common Stock, $0.001 par value	83,478,929 shares	$0.38	$31,721,993.02	$1,775

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Genta Incorporated 2009 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of Genta Incorporated on September 3, 2009, on the over-the-counter market, as reported by the Over the Counter Bulletin Board.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

Genta Incorporated (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended on Form 10-K/A, filed with the Commission on February 13, 2009 and April 6, 2009, respectively, and as updated by the Registrant’s Current Report on Form 8-K filed with the Commission on September 4, 2009;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the Commission on August 14, 2009;

(c)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual report referred to in (a) above; and

(d)
The Registrant’s Registration Statement No. 000-19635 on Form 8-A filed with the Commission on September 27, 2005, pursuant to Section 12(g) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including a director or officer, who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.  A Delaware corporation may provide similar indemnification in an action or suit by or in the right of the corporation, except that no indemnification is permitted if such person is adjudged to be liable to the corporation unless and to the extent the Court of Chancery or the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity.  Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

Article VIII of the Registrant’s restated certificate of incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Exhibit

4
Instruments Defining the Rights of Stockholders.  Reference is made to Registrant’s Registration Statement on Form 8-A, together with any exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5	Opinion and consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Amper,Politziner & Mattia, LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Genta Incorporated 2009 Stock Incentive Plan.

Item 9.  Undertakings

A.           The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2009 Stock Incentive Plan.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley Heights, State of New Jersey, on September 3, 2009.

Genta Incorporated

By:	/s/Raymond P. Warrell Jr., M.D.
Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Genta Incorporated, a Delaware corporation, do hereby constitute and appoint Raymond P. Warrell, Jr., M.D., Chairman and Chief Executive Officer and Gary Siegel, Vice President, Finance, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Raymond P. Warrell Jr., M.D.	Chairman, Chief Executive Officer (Principal	September 3, 2009
Raymond P. Warrell, Jr., M.D.	Executive Officer) and Director

/s/Gary Siegel	Vice President, Finance (Principal Financial and	September 3, 2009
Gary Siegel	Accounting Officer)

Signature	Title	Date

/s/Christopher P. Parios	Director	September 3, 2009
Christopher P. Parios

/s/Daniel D. Von Hoff, M.D.	Director	September 3, 2009
Daniel D. Von Hoff, M.D.

/s/Douglas G. Watson	Director	September 3, 2009
Douglas G. Watson

EXHIBIT INDEX

Exhibit Number	Exhibit

4
Instruments Defining the Rights of Stockholders.  Reference is made to Registrant’s Registration Statement on Form 8-A, together with any exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5	Opinion and consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Amper,Politziner & Mattia, LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Genta Incorporated 2009 Stock Incentive Plan.